Centrus Energy Corp. Announces Extension of Section 382 Rights Agreement June 18, 2026 BETHESDA, Md., June 18, 2026 /PRNewswire/ -- Centrus Energy Corp. (NYSE American: LEU) (the "Company") announced today that after obtaining the approval of stockholders at its 2026 annual meeting, held on June 18, 2026, it had entered into the seventh amendment to the Company's Section 382 Rights Agreement (the "Rights Plan") designed to preserve the Company's substantial tax assets associated with net operating loss carryforwards ("NOLs") under Section 382 of the Internal Revenue Code ("Section 382"). The seventh amendment extends the Rights Plan through June 30, 2029. The Rights Plan is similar to plans adopted by other public companies with significant NOLs.     Pursuant to U.S. federal income tax rules, the Company's use of certain tax assets could be substantially limited if the Company experiences an "ownership change" (as defined in Section 382). In general, an ownership change occurs if the ownership of the Company's stock by "5 percent stockholders" increases by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years on a rolling basis. For additional details regarding the amendment to the Rights Plan, please see the Company's forthcoming Current Report on Form 8-K and amendment to Registration Statement on Form 8-A to be filed with the Securities and Exchange Commission. About Centrus Energy Corp. Centrus Energy is a trusted American supplier of nuclear fuel and services for the nuclear power industry, helping meet the growing need for clean, affordable, carbon-free energy. Since 1998, the Company has provided its utility customers with more than 1,850 reactor years of fuel, which is equivalent to more than 7 billion tons of coal. With world-class technical and engineering capabilities, Centrus is pioneering production of High-Assay, Low-Enriched Uranium and is leading the effort to restore America's uranium enrichment capabilities at scale so that we can meet our clean energy, energy security, and national security needs. Find out more at www.centrusenergy.com or follow us on LinkedIn and X. Contacts: Media -- Dan Leistikow LeistikowD@centrusenergy.com Investors -- Neal Nagarajan NagarajanNK@centrusenergy.com View original content to download multimedia:https://www.prnewswire.com/news-releases/centrus-energy-corp-announces- extension-of-section-382-rights-agreement-302804888.html SOURCE Centrus Energy Corp.